Exhibit 10.1

CONSULTING AGREEMENT

This Agreement is made effective as of June 19, 2024, by and between CEA Industries Inc, of 385 S. Pierce Avenue, Suite C, Louisville, CO, 80027, and Nicholas J Etten, of 681 Greenwood Ave., Glencoe, IL 60022.

In this Agreement, the party who is contracting to receive services shall be referred to as “CEA”, and the party who will be providing the services shall be referred to as “NJE”.

NJE has a background in corporate development and investment banking in multiple industries, including the cannabis industry, and is willing to provide services to CEA based on this background.

CEA desires to have services provided by NJE as CEA continues to explore merger and acquisition opportunities.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on June 19, 2024, NJE will provide the following services (collectively, the “Services”):

1) Deal sourcing

2) Deal evaluation

3) 3rd party coordination

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by NJE shall be determined by NJE in conjunction with CEA, but are a minimum of 10 hours/week, 40 hours/month. CEA will rely on NJE to work as many hours as may be reasonably necessary to fulfill NJE’s obligations under this Agreement. If NJE works less than 10 hours in any given week, the payment will be reduced to reflect actual time for that week.

3. PAYMENT. CEA will pay a fee to NJE for the Services based on $2,500.00 per week. This fee shall be payable monthly, no later than the first day of the month following the period during which the Services were performed.

4. TERM/TERMINATION. This Agreement shall be effective for a period of 1 month and shall automatically renew for successive terms of the same duration, unless either party provides 5 days’ written (email) notice to the other party prior to the termination of the applicable initial term or renewal term.

5. RELATIONSHIP OF PARTIES. It is understood by the parties that NJE, under this agreement, is an independent contractor with respect to CEA, and not an employee of CEA. CEA will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of NJE.

6. EMPLOYEES. NJE’s employees, if any, who perform services for CEA under this Agreement shall also be bound by the provisions of this Agreement. At the request of CEA, NJE shall provide adequate evidence that such persons are NJE’s employees.

7. INDEMNIFICATION. NJE agrees to indemnify and hold harmless CEA from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against CEA that result from the acts or omissions of NJE, NJE’s employees, if any, and NJE’s agents. CEA agrees to indemnify and hold harmless NJE from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against NJE that result from the acts or omissions of CEA, CEA’s employees, if any, and CEA’s agents.

8. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, “Intellectual Property”):

Consultant’s Intellectual Property. NJE does not personally hold any interest in any Intellectual Property.

Development of Intellectual Property. Any improvements to Intellectual Property items listed on Exhibit A, further inventions or improvements, and any new items of Intellectual Property discovered or developed by NJE (or NJE’s employees, if any) during the term of this Agreement shall be the property of CEA. NJE shall sign all documents necessary to perfect the rights of CEA in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents. Upon request, NJE shall sign all documents necessary to assign the rights to such Intellectual Property to CEA. NJE agrees to assign to CEA, without further consideration, its entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, developed within the scope of this agreement, for CEA, whether or not patentable. In the event any Intellectual Property shall be deemed by CEA to be patentable or otherwise registrable, NJE shall assist CEA (at CEA’s expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at CEA’s expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest CEA, or any Affiliated Company specified by the Board, with full title thereto.

9. RETURN OF RECORDS. Upon termination of this Agreement, NJE shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in NJE’s possession or under NJE’s control and that are CEA’s property or relate to CEA’s business.

10. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for CEA:

CEA Industries Inc

Anthony K McDonald

CEO

385 S. Pierce Avenue, Suite C

Louisville, CO 80027

IF for NJE:

Nicholas J Etten

NJE Consulting

Principal

681 Greenwood Ave.

Glencoe, Illinois 60022

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

12. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Illinois.

16. INTERRUPTION OF SERVICE. Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties’ respective obligations hereunder shall resume. In the event the interruption of the excused party’s obligations continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days’ prior written notice to the other party.

17. ASSIGNMENT. NJE agrees that it will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of CEA. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of CEA with, or its merger into, any other corporation, or the sale by CEA of all or substantially all of its properties or assets, or the assignment by CEA of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

18. SIGNATORIES. This Agreement shall be signed on behalf of CEA by Anthony K McDonald, CEO and on behalf of NJE by Nicholas Etten, Principal and effective as of the date first above written.

Party receiving services:
CEA Industries Inc

By:	/s/ Anthony K McDonald	Date:6/19/2024
Anthony K McDonald
CEO

Party providing services:
Nicholas J Etten

By:	/s/ Nicholas Etten	Date: 6/19/2024
Nicholas Etten
Principal